SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2005

Commission File Number 1-09623

IVAX CORPORATION

Florida	16-1003559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33137
(Address of principal executive offices)	(Zip Code)

(305) 575-6000

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.05 Amendments to the Registrants Code of Ethics, or Waiver of a Provision of the Code of Ethics

IVAX Dermatologicals, Inc. (“IVAX Derm”), a wholly-owned subsidiary of IVAX Corporation (“IVAX”), intends to enter into a Promotion Agreement (the “Promotion Agreement”) with Aero Pharmaceuticals, Inc. (“Aero”), pursuant to which certain sales representatives of Aero will promote designated products of IVAX Derm. IVAX Derm will pay Aero a promotion fee per sales representative. The compensation per sales representative is favorable compared to the costs IVAX Derm would otherwise incur to obtain contract sales representatives. The Promotion Agreement will provide an 18-month term, subject to IVAX Derm’s right to terminate the Promotion Agreement on 30 days notice prior to each of March 31, 2006, September 31, 2006 and March 31, 2007.

Mr. Richard Frost, the Chairman and a principal shareholder of Aero, is the nephew of Dr. Phillip Frost, Chairman and Chief Executive Officer of IVAX. Dr. Frost has no stock ownership or other financial interest in Aero. IVAX’ Code of Conduct prohibits potential conflicts of interest, including transacting business with companies that employ a family member of an IVAX employee or in which an IVAX employee or a family member of an IVAX employee holds a financial interest. The Audit Committee of IVAX unanimously approved the transaction on September 16, 2005, and granted an exception under IVAX’ Code of Conduct in order to permit IVAX Derm to enter into the Promotion Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IVAX Corporation

Date: September 21, 2005	By:	/s/ Thomas E. Beier
Thomas E. Beier
Senior Vice President-Finance
Chief Financial Officer